LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of March 16, 2007 and is entered into by and between MEMORY PHARMACEUTICALS CORP., a Delaware corporation (the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).

RECITALS

A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Ten Million Dollars ($10,000,000); and

B. Lender is willing to make the loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1	DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Capitalized terms used herein and not otherwise defined, have the meanings given to them in the UCC. The following capitalized terms shall have the following meanings:

“Account Control Agreement” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or Investment Property and which is intended to perfect Lender’s security interest in any of the Collateral.

“Advance” means any funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

“Affiliate” means with respect to any Person (as defined below), any other Person controlling, controlled by or under direct or indirect common control with such Person (for the purposes of this definition “control,” when used with respect to any specified Person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing).

“Agreement” means this Loan and Security Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Borrower Products” means all products, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products under development, collectively, together with all products, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day when banks in California, New Jersey and New York are open for conducting general commercial business.

“Cash” means all cash and cash equivalents.

“Cash Burn” means an amount determined by dividing (i) “A” minus “B,” by (ii) 12, where “A” equals Borrower’s Cash balance on the last day of the month for which the most recent financial statements of the Borrower have been delivered under Section 7.1, and “B” equals the Borrower’s Cash balance on the first day of the 12- month period ending on the date referred to in “A;” provided, that, in determining the amount of Cash, there shall be excluded from that calculation any Cash received during such 12-month period from any borrowing and any sale or issuance of Borrower’s securities, and any Cash paid for capital equipment.

“Closing Date” means the date of this Agreement.

“Collaboration” means any collaboration, license, joint venture, strategic alliance, or similar agreement or arrangement entered into by Borrower relating to the identification, acquisition through licensing or otherwise, licensing, development, manufacture, marketing, sale or other commercialization activities with respect to any Intellectual Property of the Borrower or of any other Person or with respect to any Borrower Products, in all cases undertaken in the ordinary course of business , and on terms that are not commercially unreasonable, for a company in the biotechnology or biopharmaceutical industry.

“Collateral” means the property described in Section 3.

“Commitment Fee” means the commitment fee in the amount of $38,000 previously paid by the Borrower to Lender.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means all copyrights, whether registered or unregistered, and all applications therefor, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Assets” means (i) any asset to the extent that (a) such asset is not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law, including Section 9-408 of the Uniform Commercial Code (or the corresponding provision) as in effect in any relevant jurisdiction), without the consent of the licensor or lessor thereof or other applicable party thereto and (b) such consent has not been obtained; (ii) any Intellectual Property that is owned or licensed by the Borrower and any license agreements related to such Intellectual Property and (iii) any Equipment subject to a Lien described in clause (vi) of the definition of Permitted Liens to the extent the agreement or lease pursuant to which Borrower has an interest in such Equipment prohibits the granting of a security interest to Lender, provided that upon the termination of such prohibition the Equipment shall cease to be an Excluded Asset; provided, however, that the proceeds arising from any disposition of Excluded Assets shall not constitute Excluded Assets.

“Facility Charge” means one-half of one percent (.50%) of the Maximum Loan Amount.

“Financial Statements” has the meaning given to it in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; inventions, invention records and associated records, laboratory notebooks, discoveries and ideas (whether patentable or not); biological materials, trade secrets, proprietary information, know how, confidential information, technology and technical data, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any person; writings and other works, whether copyrightable or not; databases and data collections and all rights therein; computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; and Web addresses, sites and domain names; applications for any of the foregoing and reissues, extensions, or renewals of any of the foregoing; all goodwill associated with any of the foregoing, together with all rights to sue for past, present and future infringement of any of the foregoing.

“Interest Rate” means with respect to any Advance, the prime rate as reported in The Wall Street Journal on the date the Borrower submits an Advance Request with respect to such Advance, plus 3.20%.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person, but excluding any prepaid expenses that are reflected from time to time on the Borrower’s balance sheet.

“Joinder Agreements” means for any Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement and any lease in the nature of a security interest, but excluding any license or other right granted by the Borrower in connection with a Collaboration other than a security interest under the UCC.

“Loan” means the Advance or Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes, Account Control Agreements, Joinder Agreements, all UCC Financing Statements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents; provided, however, that Borrower’s failure to achieve a Milestone in and of itself shall not constitute a Material Adverse Effect.

“Maturity Date” means February 16, 2011.

“Maximum Loan Amount” means $10,000,000.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.5.

“Milestone” shall have the meaning set forth on Schedule 1A.

“Note” means a Promissory Note in substantially the form of Exhibit B.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent or rights corresponding thereto, in the United States or any other country, and all reexaminations, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part of any of the foregoing.

“Payment Date” shall have the meaning assigned to such term in Section 2.4.

“Permitted Indebtedness” means: (a) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (b) Indebtedness existing on the Closing Date and disclosed in Schedule 1B; (c) Indebtedness of up to $2,600,000 in principal amount outstanding at any time secured by Liens described in clause (vi) of the defined term “Permitted Liens,”; (d) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (e) Indebtedness that also constitutes a Permitted Investment; and (f) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (a) Investments existing on the Closing Date disclosed in Schedule 1C; (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (c) Repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (d) Investments made or accepted in connection with Permitted Transfers; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (f) shall not apply to Investments of Borrower in any Subsidiary; (g) additional Investments that do not exceed $250,000 in the aggregate; (h) Investments made in connection with any Collaboration; and (i) the acquisition by the Borrower of any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person operating in the biotechnology or biopharmaceutical industry, provided that (i) such acquisition is approved by the board of directors of the Borrower, (ii) the Borrower does not create, incur, assume, guarantee or be or become liable with respect to any Indebtedness other than Permitted Indebtedness or any Liens other than Permitted Liens in connection with such acquisition, and (iii) after giving effect to such acquisition, Borrower has unrestricted cash equal to the greater of $15,000,000 or six times the applicable Cash Burn.

“Permitted Liens” means any and all of the following: (i) Liens created under this Agreement or under the other Loan Documents and Liens existing on the Closing Date disclosed in Schedule 1D; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business; provided, that the payment thereof is not overdue by more than 30 days; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vi) purchase money Liens and Liens in connection with capital leases on Equipment securing Indebtedness up to the dollar amount specified in clause (c) of “Permitted Indebtedness”; (vii) Liens consisting of zoning restrictions, easements, licenses, restrictions on the use of any property (real, personal or mixed) or minor imperfections in title thereto that, in the aggregate are not material in amount, and which do not, in the aggregate detract from the value of such property; (viii) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law; (ix) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (ix) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) dispositions of worn-out or obsolete Equipment or Equipment that is no longer used or useful, or (iii) licenses or other transfers of Intellectual Property or any other asset or property made in connection with any Collaboration.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.

“Prepayment Event” means (i) any sale of all, or substantially all, of the assets of Borrower, or (ii) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower, in each case in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing at least more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed prior to the date hereof by the Borrower with the Securities and Exchange Commission, pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended, and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein.

“Secured Obligations” means Borrower’s obligation to repay to Lender the Loan (whether or not evidenced by any Note), together with all interest, fees, costs, professional fees and expenses, or other liabilities or obligations for monetary amounts owed by Borrower to Lender arising under this Agreement, the Notes, or any other Loan Document, including the indemnity and insurance obligations in Section 6 and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against Borrower, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, in each case, arising under this Agreement, the Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks, trade names, service marks brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including any extensions, modifications or renewals of any of the foregoing.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents, terms that are defined in the UCC and used herein or in the other Loan Documents shall, unless the context indicates otherwise, have the meanings given to them in the UCC.

“Warrant” means the warrant entered into in connection with the Loan, substantially in the form of Exhibit G.

1.2 Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

ARTICLE 2 THE LOAN

2.1 Advances. Subject to the terms and conditions of this Agreement, within two days after the Closing Date, Lender shall fund an initial Advance in the principal amount of $6,000,000 (“Tranche A”). Beginning September 15, 2007, and continuing through December 31, 2007, Borrower may request additional Advances in an aggregate amount of up to $4,000,000 (“Tranche B”).

2.2 Advance Request. To obtain an Advance, Borrower shall complete, sign and deliver an Advance Request and Note to Lender. Lender shall fund the Advance no later than 12:00 p.m. (California time) on the next Business Day following the date the Advance Request is delivered by the Borrower in the manner requested by the Advance Request, provided that each of the conditions precedent to such Advance is satisfied as of the date of the Advance Request.

2.3 Interest. The principal balance of each Advance shall bear interest thereon from the Advance Date at the Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed (including the first day, but excluding the last day). The Interest Rate for each Advance will be fixed on the date of that Advance, and will apply to that Advance for so long as it is outstanding, including during the period of amortization.

2.4 Payment. Borrower will pay accrued interest in arrears on each Advance on the last Business Day of each month, beginning with the first month after the Advance Date. Borrower shall repay the aggregate principal amount of the Loans that are outstanding on May 16, 2008 in thirty (30) equal monthly installments of principal and interest beginning on the last Business Day of June, 2008, provided however, that if Borrower completes any two Milestones on or prior to the first anniversary of the Closing Date, then Borrower shall repay the aggregate principal amount of the Loans that is outstanding on May 16, 2008 in 33 equal monthly installments of principal and interest beginning on the last Business Day of June 2008 and continuing on the last Business Day of each month thereafter. Each date on which a payment is due under this Section 2.4 is referred to as a “Payment Date.” The entire principal amount of the Loans and all accrued but unpaid interest hereunder remains due and payable on February 16, 2011. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.

2.5 Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Notes; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.6 Default Interest. In the event any payment required under Section 2.4 (but not under Section 2.7) is not paid on the scheduled Payment Date, a one-time penalty in an amount equal to five percent (5%) of the past due amount shall be payable by Borrower on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations to the extent then due and owing (including principal, interest, and professional fees) shall during such period bear interest at a rate per annum equal to the rate set forth in Section 2.2 plus five percent (5%) per annum.

2.7 Prepayment and Termination of Commitments. Upon at least 5 business days prior written notice, Borrower may prepay all or any part of the Advances by paying the outstanding principal amount and all accrued but unpaid interest and fees, plus a prepayment premium equal to (i) 2.5% of the principal prepaid if paid on or before June 16, 2008, and (ii) 1.5% of the principal prepaid if paid anytime after June 16, 2008 but before the Maturity Date. Once repaid, Borrower may not reborrow any Advances. Each notice of a prepayment pursuant to this Section 2.7 shall be irrevocable, provided that a notice may be conditioned upon the effectiveness or closing of other credit facilities or debt or equity financings, in which case, such notice may be revoked by the Borrower by notice to the Lender if such condition is not satisfied. All Secured Obligations shall at Lender’s option become immediately due and payable upon the occurrence of a Prepayment Event. The Borrower shall have the right at any time to terminate the Lender’s obligation to fund the Advances by giving the Lender written notice of such election to terminate. Such termination shall be effective upon receipt of such notice by the Lender.

2.8 End of Term Charge. On the earliest to occur of (i) the Maturity Date, (ii) the date that Borrower prepays the outstanding Advances, or (iii) the Secured Obligations become due and payable, Borrower shall pay Lender a charge of three percent (3.0%) of all Advances drawn by Borrower hereunder.

ARTICLE 3 SECURITY INTEREST

3.1 As security for the prompt, complete and indefeasible payment when due (whether on the Payment Dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a first priority security interest (subject to Permitted Liens) in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Accounts; (f) Inventory; (g) Investment Property; (h) Deposit Accounts; (i) Cash; (j) Goods and other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and (k) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing, provided that Collateral does not include any Excluded Assets.

ARTICLE 4 CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1 Closing Date. On or prior to the Closing Date, Borrower shall have delivered to Lender the following:

(a) executed originals of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;

(b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Loans and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;

(d) a certificate of good standing for Borrower from the Secretary of State of the State of Delaware and the State of New Jersey;

(e) payment of the Facility Charge and reimbursement of Lender’s current expenses reimbursable pursuant to Section 11.11 less the Commitment Fee, which amounts may be deducted from the initial Advance;

(f) the Warrant; and

(g) such other documents as Lender may reasonably request.

4.2 All Advances. On each Advance Date, as a condition to such Advance:

(a) Lender shall have received an Advance Request for the relevant Advance as required by Section 2.2, and a Note, each duly executed by Borrower’s Chief Executive Officer or Vice President/Controller.

(b) The representations and warranties set forth in Section 5 of the Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Borrower shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d) Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant date of the Advance Request as to the matters specified in paragraphs (b) and (c) of this Section and as to the matters set forth in the Advance Request.

(e) No fact or condition shall exist that constitutes or, with the passage of time, the giving of notice, or both, would constitute, an Event of Default, and no Material Adverse Effect shall have occurred and be continuing.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents, warrants and agrees that:

5.1 Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, state of incorporation, tax identification number, organizational identification number are correctly set forth in Exhibit C.

5.2 Collateral. Borrower owns all right, title and interest in and to the Collateral, free of all Liens, except for Permitted Liens. Borrower has the full power and authority to grant and convey to Lender a Lien in the Collateral as security for the Secured Obligations, free of all other Liens other than Permitted Liens.

5.3 Consents. Borrower’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any business, property or rights of Borrower (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any indenture or other agreement, contract or instrument evidencing Indebtedness, or any other material agreement, contract or instrument to which it is a party or by which it or any of its properties or assets are or may be bound and for which such default would reasonably be expected to result in a Material Adverse Effect.

5.7 Information Correct. The financial projections that have been provided by Borrower to Lender were prepared by Borrower in good faith and were based on assumptions that were reasonable when made, and the summaries of Borrower’s material contracts that have been provided by Borrower to Lender are accurate summaries, in all material respects of the material terms of those contracts. All other written information delivered by Borrower to Lender in connection with the Loan Documents on or prior to the date hereof, taken as a whole with all information provided to Lender by Borrower, did not contain, at the time such written information was delivered, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9 Intellectual Property Claims. To the Borrower’s knowledge, except as set forth on Schedule 5.9, the Borrower is the sole owner of, or otherwise has the right to use, all Intellectual Property used in, or necessary for, the operation or conduct of its business as of the date hereof. To the Borrower’s knowledge, no claim has been made that any Intellectual Property violates the rights of any third party, except to the extent such claim would not reasonably be expected to have a Material Adverse Effect. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any material agreement under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses and other licenses which if terminated could not reasonably be expected to result in a Material Adverse Effect) and, to Borrower’s knowledge, no third party to any such agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has the right to freely (i) transfer, license or assign all material Intellectual Property that is owned by the Borrower, and (ii) transfer or sublicense all material Intellectual Property that is licensed to the Borrower, in each case without condition, restriction or payment of any kind to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11 [RESERVED]

5.12 Borrower Products. No Intellectual Property owned by Borrower and no Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened in writing litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products.

5.13 Financial Accounts. Schedule 5.13 sets forth a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held and the complete account number therefor.

5.14 Employee Loans. Except with respect to reimbursement of expenses of employees, officers or directors in the ordinary course of business, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.15 Capitalization. Borrower’s capitalization is set forth on Schedule 5.15 annexed hereto. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments. Attached as Schedule 5.15 hereto is a true, correct and complete list of each Subsidiary.

ARTICLE 6 INSURANCE; INDEMNIFICATION

6.1 Coverage. So long as there are any non-contingent Secured Obligations outstanding: (i) Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business and such risks shall include the risks of bodily injury, including death, property damage, personal injury, and contractual liability per the terms of the indemnification agreement set forth in Section 6.3; (ii) Borrower must maintain a minimum of Two Million Dollars ($2,000,000.00) of commercial general liability insurance for each occurrence; (iii) Borrower must maintain a minimum of $5,000,000 of directors and officers’ insurance for each occurrence, and $10,000,000 in the aggregate; (iv) Borrower shall cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral; and (vi) Borrower shall carry and maintain a fidelity insurance policy in an amount not less than $150,000.

6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability, an additional insured and a loss payee for all risk property damage insurance, subject to the insurer’s approval, a loss payee for fidelity insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and fidelity. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation or any other change adverse to Lender’s interests. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved. Unless an Event of Default has occurred and is continuing, all payments under any such policy of insurance shall be paid (either directly or through the Lender) to the Borrower.

6.3 Indemnity. Borrower shall and does hereby indemnify and hold Lender, its officers, directors, employees, agents, in-house attorneys, representatives and shareholders harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims resulting solely from Lender’s or any indemnified party’s gross negligence, willful misconduct or breach of Lender’s obligations hereunder. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.

ARTICLE 7	COVENANTS OF BORROWER

Borrower agrees as follows, for so long as any Loans are outstanding:

7.1	Financial Reports and Other Information. Borrower shall furnish to Lender:

(a) the Compliance Certificate in the form of Exhibit F monthly within 30 days after the end of each month;

(b) as soon as practicable (and in any event within 30 days) after the end of each month beginning with March 2007, Borrower’s unaudited internally-prepared and reported balance sheet and related statements of income and cash flows as of the end of such month, which shall be prepared in good faith based on the books and records of the Company but in any event do not need to be prepared in accordance with GAAP and certified to such effect by Borrower’s Chief Executive Officer, Chief Financial Officer, or Vice President/Controller;

(c) as soon as practicable (and in any event within 5 days of filing and no later than 45 days after the end of each of the first three calendar quarters of each year), the Borrower’s unaudited interim financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, in each case prepared in accordance with GAAP, consistently applied, as of the end of, and for such period (subject to normal year end audit adjustments and the omission of footnotes) and certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Vice President/Controller;

(d) as soon as practicable (and in any event within 90 days) after the end of each fiscal year, Borrower’s unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP, consistently applied, as of the end of, and for such period, and reported on by KPMG LLP or other independent certified public accountants of nationally recognized standing;

(e) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Common Stock and copies of any annual, quarterly or current reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor; and

(f) budgets, operating plans and other financial information reasonably requested by Lender in writing.

Except as set forth in the immediately succeeding sentence, any document required to be delivered pursuant to this Section 7.1 may be sent via facsimile to Lender at (866) 468-8916 or via e-mail to financialstatements@herculestech.com. All financial statements required to be delivered pursuant to clauses (b), (c) and (d) shall be sent via e-mail to financialstatements@herculestech.com with a copy to pshah@herculestech.com provided, that if e-mail is not available or sending such financial statements via e-mail is not practicable, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer, reference Memory Pharmaceuticals Corp.

7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral, examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at reasonable times and upon reasonable notice during normal business hours. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.

7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority (other than with respect to Permitted Liens) to Lender’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender.

7.4 [RESERVED]

7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, other than Permitted Indebtedness.

7.6 Collateral. Borrower shall, and shall cause each subsidiary to, at all times keep the Collateral and all other property and assets used in Borrower’s or such subsidiary’s business or in which Borrower or such subsidiary now or hereafter holds any interest free and clear of any Liens (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens (other than Permitted Liens) thereon.

7.7 Encumbrances on Intellectual Property. Expect in connection with a Collaboration (but not in any case in connection with the incurrence of Indebtedness) or Permitted Liens, Borrower will not (i) create, incur, assume or allow to exist any Lien to secure Indebtedness on its Intellectual Property; (ii) assign or otherwise convey to a third party any of its Intellectual Property; or (iii) covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of its Intellectual Property.

7.8 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.9 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.10 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets.

7.11 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom; provided, however, that in no event shall Borrower be liable for any taxes related to the income of Lender. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender and (ii) such relocation is within the continental United States.

7.13 Payments. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Debit Authorization Agreement in the form of Exhibit H on each Payment Date of all periodic obligations payable to Lender under each Note or Advance.

7.14 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has a perfected security interest in each such account. Notwithstanding the foregoing, Lender acknowledges that Borrower maintains account no. with JP Morgan Chase Bank (the “Funds Account”), which is not subject to an account control agreement. Borrower represents that it has not signed any agreement with any other Person (other than JP Morgan Chase Bank) giving that Person control over, or a security interest in, the Funds Account. Within 3 Business Days after the Closing Date, Borrower will transfer assets worth at least $25,000,000 from the Funds Account to an account that is subject to a mutually acceptable account control agreement. Within 90 days after the Closing Date, Borrower will transfer the balance of the assets in the Funds Account to an account that is subject to a mutually acceptable control agreement, and will close the Funds Account.

ARTICLE 8 ARTICLE 9	RESERVED. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall be an Event of Default:

9.1 Payments. Borrower fails to pay any amount of principal or interest due under this Agreement or the Notes on the due date (except as a result of Lender failing to comply with Section 7.13); or

9.2 Covenants. Borrower breaches or defaults in any material respect in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 7.5, 7.6, 7.7, 7.8. 7.9 or 7.10) such default continues for more than twenty (20) days after the earlier of the date on which (i) Lender has given written notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.5, 7.6, 7.7, 7.8, 7.9 or 7.10, the occurrence of such default; or

9.3 Material Adverse Effect. An event occurs or circumstance exists that has had a Material Adverse Effect and such Material Adverse Effect continues for more than 10 days after the date on which Lender gives written notice to Borrower specifying in reasonable detail the basis for its determination that such event or circumstance has had a Material Adverse Effect.

9.4 Other Loan Documents. The failure by the Borrower to comply in any material respect with the covenants contained in any Loan Document or any agreement between Borrower and Lender (other than the Warrant) and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or

9.5 Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or deemed made; or

9.6 Insolvency. Borrower (a) shall make an assignment for the benefit of creditors; or (b) shall admit in writing its inability to pay its debts as they become due, or its inability to pay or perform under the Loan Documents; or (c) shall file a voluntary petition in bankruptcy; or (d) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (e) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e. 33-1/3% or more) of the assets or property of Borrower; or (f) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees, or becomes insolvent; or (g) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (f); or either (a) 60 days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (b) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (c) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (d) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or 60 days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.7 Attachments; Judgments. Any portion of Borrower’s assets having a fair market value in excess of $250,000 is attached or seized, or a levy is filed against any such assets, or a final judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000 (exclusive of amounts covered by insurance as to which the insurer has acknowledged coverage) or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business, and the such attachment, levy, judgment or injunction shall not have been discharged, bonded or a stay of execution thereof shall not have been procured, within 60 days from the date of entry thereof and the Borrower shall not, within such 60 day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any obligation in excess of $100,000 that, when aggregated with any other such defaults, would reasonably be expected to have a Material Adverse Effect.

ARTICLE 10 REMEDIES

10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the outstanding Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Notes and all of the outstanding Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account and (iii) Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.

10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:

First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.4 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

ARTICLE 11 MISCELLANEOUS

11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a) If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Parag Shah

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650- 473-9194

Telephone: 650-289-3068

(b) If to Borrower:

MEMORY PHARMACEUTICALS, CORP.

100 Philips Parkway

Montvale, NJ 07645

Attention: Mike Smith

Facsimile: 201-802-7190

Telephone: 201-802-7100

with a copy to:

MEMORY PHARMACEUTICALS, CORP.

100 Philips Parkway

Montvale, NJ 07645

Attention: Jzaneen Lalani, Esq.

Facsimile: 201-802-7190

Telephone: 201-802-7100

or to such other address as each party may designate for itself by like notice.

11.3 Entire Agreement; Amendments. This Agreement, the Notes, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated December 20, 2006). None of the terms of this Agreement, the Notes or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.

11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Notes and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Notes or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.

11.8 Governing Law. This Agreement, the Notes and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Notes or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10 Mutual Waiver of Jury Trial / Judicial Reference.

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses upon presentation of reasonable documentation or invoices; provided, however, that the Commitment Fee shall be credited against the Lender’s non-legal transaction costs and due diligence expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the collection or enforcement of the Loan; (b) the amendment or modification of the Loan Documents (to the extent such amendment or modification is requested by the Borrower); (c) any waiver, consent, release, or termination under the Loan Documents; (d) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (e) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (f) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12 Confidentiality. Lender acknowledges that certain items of Collateral, Intellectual Property of the Borrower and information provided to Lender by Borrower are confidential and proprietary information of Borrower, (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having jurisdiction over Lender; (d) in response to any summons or subpoena or in connection with any litigation, to the extent Lender’s counsel advises that such disclosure is legally required; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13 Assignment of Rights. Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents (a) to any Affiliate of Lender servicing the Loan in connection with the Note Purchase Agreement among Hercules Funding Trust I, Hercules Funding I LLC, Hercules Technology Growth Capital, Inc. and Citigroup Global Markets Realty Corp., dated as of August 1, 2005, (b) to any Affiliate of Lender licensed by the U.S. Small Business Administration, (c) as collateral security to Lender’s senior secured lender to the extent required under the applicable loan agreement, and (d) in connection with any securitization undertaken by Lender and/or its Affiliates, provided that Lender or an Affiliate of Lender continues to service the Loan (each of (a), (b), (c) and (d), being a “Permitted Assignee”), . After such assignment, the term “Lender” as used in the Loan Documents shall mean and include such Permitted Assignee, and such Permitted Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. Other than to a Permitted Assignee, no sale or assignment by Lender of all or any part of the Note(s) or Loan Documents shall be permitted under this Agreement without the prior written consent of Borrower, provided that after the occurrence and during the continuation of an Event of Default, Lender may sell or assign all or any part of its interest hereunder and under the Note(s) and Loan Documents to any Person without the consent of Borrower.

11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.

11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.

11.17 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Lender by reason of Borrower’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Lender. If Lender institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that Lender has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

11.18 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials in a form to be mutually agreed by Lender and Borrower.

11.19 Termination and Release. When all the non-contingent Secured Obligations have been paid in full and have been terminated and the obligation of the Lender to make any Advances hereunder has terminated or expired, this Agreement and the first priority security interest in the Collateral created hereby shall terminate and all rights to the Collateral shall automatically revert to the Borrower, all without delivery of any instrument or performance of any act by any party. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower in a transaction permitted hereby or in a transaction with respect to which any written consent to the release of any Lien created hereunder in respect of any Collateral has been obtained, the Lien created pursuant to this Agreement on such Collateral shall be automatically released, all without delivery of any instrument or performance of any act by any party. In connection with any release or termination referred to in this Section 11.19, the Lender agrees to execute appropriate releases of liens on the Collateral upon the request of the Borrower and at the Borrower’s expense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:	MEMORY PHARMACEUTICALS CORP.
Signature: /s/ James R. Sulat

Print Name: James R. Sulat Title: President and Chief Executive Officer

Accepted in Palo Alto, California:

LENDER:	HERCULES TECHNOLOGY GROWTH CAPITAL, INC. Signature: /s/ Scott Harvey

Print Name: Scott Harvey

Title: Chief Legal Officer

Table of Exhibits and Schedules

Exhibit A: Exhibit B: Exhibit C: Exhibit D: Exhibit E: Exhibit F Exhibit G: Exhibit H: Exhibit I:	Advance Request
Attachment to Advance Request
Promissory Note
Name, Locations, and Other Information for Borrower
Reserved
Reserved
Compliance Certificate
Joinder Agreement
ACH Debit Authorization Agreement
Form of Warrant

EXHIBIT A

ADVANCE REQUEST

To:	Lender:	Date:	__________, 20___
Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Attn:

MEMORY PHARMACEUTICALS, CORP. (“Borrower”) hereby requests from Hercules Technology Growth Capital, Inc. (“Lender”) an Advance in the amount of      Dollars ($     ) on      ,      (the “Advance Date”) pursuant to the Loan and Security Agreement between Borrower and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:
	(a	)	Issue a check payable to Borrower________
or
	(b	)	Wire Funds to Borrower’s account________
			Bank:	—
			Address:	—

ABA Number:	—
Account Number:___________________________
Account Name:	—

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied on and as of the date hereof, including but not limited to: (i) that no Material Adverse Effect shall have occurred and be continuing; (ii) that the representations and warranties set forth in the Agreement are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of this Agreement of, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Lender promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Lender has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of      , 20     .

BORROWER: MEMORY PHARMACEUTICALS CORP.
SIGNATURE: ________________________________________
TITLE:	Chief Executive Officer or Vice President/Controller
PRINT NAME:	—

ATTACHMENT TO ADVANCE REQUEST

Dated: _______________________

Borrower hereby represents and warrants to Lender that Borrower’s current name and organizational status is as follows:

Name: Type of organization: State of organization: Organization file number:	MEMORY PHARMACEUTICALS CORP. Corporation Delaware

Borrower hereby represents and warrants to Lender that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B

SECURED PROMISSORY NOTE

$ ,000,000	Advance Date: , 20

FOR VALUE RECEIVED, MEMORY PHARMACEUTICALS CORP., a Delaware corporation, for itself and each of its Subsidiaries (the “Borrower”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of       ($     ,000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a fixed rate equal to the prime rate as reported in the Wall Street Journal, and if not reported, then the prime rate next reported in the Wall Street Journal, plus 3.2% per annum based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note or one of a series of Notes referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated March 16, 2007, by and between Borrower and Lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note. Reference to the Loan Agreement shall not affect or impair the absolute and unconditional obligation of the Borrowers to pay all principal and interest and premium, if any, under this Promissory Note upon demand or as otherwise provided herein

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER FOR ITSELF AND ON BEHALF OF ITS SUBSIDIARIES:	MEMORY PHARMACEUTICALS CORP.

By:

Name:

Title:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Lender that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name: Type of organization: State of organization: Organization file number:	MEMORY PHARMACEUTICALS CORP. Corporation Delaware

2. Borrower represents and warrants to Lender that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:

Used during dates of:

Type of Organization:

State of organization:

Organization file Number:

Borrower’s fiscal year ends on

Borrower’s federal employer tax identification number is:

3. Borrower represents and warrants to Lender that its chief executive office is located at      .

EXHIBIT D

RESERVED

EXHIBIT E

RESERVED

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated as of March 16, 2007 and all ancillary documents entered into in connection with such Loan and Security Agreement, all as may be amended from time to time, (hereinafter referred to collectively as the “Loan Agreement”) between Hercules Technology Growth Capital, Inc (“Hercules”) as Lender and MEMORY PHARMACEUTICALS CORP. (the “Company”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned (i) is an officer of the Company; (ii) is authorized to execute and deliver this Compliance Certificate on behalf of the Company; and (iii) hereby certifies that (a) the representations and warranties contained in Section 5 (other than Sections 5.2 and 5.4) of the Loan Agreement are true and correct in all material respects as of the date of this Compliance Certificate except to the extent they expressly relate to an earlier date and except, with respect to representations set forth in any of Sections 5.1, 5.5, 5.8, 5.9, 5.10, 5.12, 5.13 or 5.15 only, as set forth on Attachment 1 to this Compliance Certificate or in any SEC Document previously delivered to the Lender, (b) the Company is in compliance in all material respects for the period ended      with all covenants set forth in Section 7 of the Loan Agreement, and (c) no Event of Default has occurred. [The undersigned further certifies that the [quarterly] [annual] financial statements listed below, which are included in the Company’s      Report on Form      , have been prepared in accordance with generally accepted accounting principles (except for the absence of footnotes with respect to unaudited financial statements and subject to normal year end adjustments) and are consistent from one period to the next except as set forth therein.] The undersigned further certifies that the monthly financial statements listed below have been prepared in good faith based on the books and records of the Company.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED
Monthly Internally-Reported Financial Statements	Monthly within 30 days

Interim Financial Statements	Quarterly for the first three quarters of each year within 5 days of filing or 45 days of quarter end

Audited Financial Statements	FYE within 90 days

Financial Statements Related to this Compliance Certificate:

Very Truly Yours,

MEMORY PHARMACEUTICALS CORP.

By:	—
Name:	—
Its:	—

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of      , 20     , and is entered into by and between     ., a      corporation (“Subsidiary”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, as a Lender.

RECITALS

A. Subsidiary’s Affiliate, MEMORY PHARMACEUTICALS CORP. (“Company”) desires to enter into that certain Loan and Security Agreement dated March 16, 2007, with Lender, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Lender agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that Lender shall have no duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith. Rather, to the extent that Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Company and not to Subsidiary or any other person or entity. By way of example (and not an exclusive list): (a) Agent or a Lender’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed between Company and Lender shall be deemed provided to Subsidiary; (b) a Lender’s providing an Advance to Company shall be deemed an Advance to Subsidiary; and (c) Subsidiary shall have no right to request an Advance or make any other demand on Agent or a Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

.

By:
Name:
Title:

Address:

Telephone:
Facsimile:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:
Name:
Title:

Address:

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

EXHIBIT H

ACH DEBIT AUTHORIZATION AGREEMENT

Hercules Technology Growth Capital, Inc.
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Re: Loan and Security Agreement dated March 16, 2007 between MEMORY PHARMACEUTICALS CORP. (“Borrower”) and Hercules Technology Growth Capital, Inc. (“Company”) (the “Agreement”)

In connection with the above referenced Agreement, the Borrower hereby authorizes the Company to initiate debit entries for the periodic payments due under the Agreement to the Borrower’s account indicated below. The Borrower authorizes the depository institution named below to debit to such account.

DEPOSITORY NAME	BRANCH

CITY	STATE AND ZIP CODE

TRANSIT/ABA NUMBER	ACCOUNT NUMBER

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

MEMORY PHARMACEUTICALS CORP.

By:

Date:

EXHIBIT I

FORM OF WARRANT